Exhibit 3.1

Amendment to Articles of Incorporation

of Time America, Inc., a Nevada corporation

Effective as of May 10, 2007

Article 1 is hereby amended by deleting such Article 1 in its entirety and replacing the deleted Article 1 with the following:

1.  The name of the corporation is:  NETtime Solutions, Inc.